UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 20, 2023

Global Tech Industries Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-10210	83-0250943
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

511 Sixth Avenue, Suite 800 New York, NY 10011

(Address of Principal Executive Offices) (Zip Code)

(212) -204-7926

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	GTII	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 20, 2023 , Global Tech Industries Group, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with AI Commerce Group, LLC, a Puerto Rico limited liability company (the “AI Commerce”) and the members of the Company  (the “AI Members”), as identified on Schedule A of the Purchase Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will acquire from the AI Members all of the outstanding ownership interests in AI Commerce.

The aggregate consideration payable by the Company under the Purchase Agreement will be an amount in cash equal to Twenty Million (20,000,000) shares of common stock (the “Acquisition Shares”) of the Company, which AI Commerce shall cause the Company and its transfer agent to deliver into escrow at the Closing  (as defined in the Purchase Agreement). The Acquisition Shares shall be allocated proportionally to the AI Members based on their respective percentage ownership interest in the AI Membership Interests as set forth in Schedule A of the Purchase Agreement.

Pursuant to the Purchase Agreement, if, within the twelve (12) month period commencing on the Closing Date (as defined in the Purchase Agreement) (the “Earn-Out Period”), AI Commerce (i) owns, directly or through a wholly owned subsidiary, at least three (3) ecommerce domains and (ii) achieves gross revenue during the Earn-Out Period of $4,000,000, the Acquisition Shares shall be released from escrow and delivered to the AI Members in accordance with the terms of a certain Escrow Agreement, executed on August 18, 2023. Notwithstanding the foregoing, if during the Earn-Out Period AI Commerce does not achieve gross revenues of $4,000,000, then the Escrow Agent (as defined in the Purchase Agreement) shall deliver to the AI Members five (5) shares of the Acquisition Shares per $1.00 of gross revenue achieved by AI Commerce during the Earn-Out Period. (b) If during any quarter of the Earn-Out Period, AI Commerce achieves gross revenue of not less than $4,000,000, then the Company shall cause its transfer agent to issue and deliver to the AI Members a total of three (3) shares of Company common stock for every $1.00 of gross revenue achieved by AI Commerce in excess of $4,000,000 for the applicable quarter (the “Quarterly Bonus Shares”). The Quarterly Bonus Shares shall (i) be issued to the AI Members on a pro-rata basis, based on their former membership interest percentage in AI Commerce, as set forth in Schedule A of the Purchase Agreement, (ii) to be issued in certificate form, and (iii) not be registered nor subject to the rights and trading restrictions of Rule 144. The Quarterly Bonus Shares shall be issued on a quarterly basis after AI Commerce achieves gross revenue of not less than $4,000,000. (c) If during the Earn-Out Period AI Commerce achieves gross revenue of $10,000,000, then the Company shall cause its transfer agent to issue and deliver to the AI Members a total of two million (2,000,000) shares of Company common stock (the “Annual Bonus Shares”). The Annual Bonus Shares shall (i) be issued to the AI Members on a pro-rata basis, based on their former membership interest percentage in the Company set forth in Schedule A of the Purchase Agreement, (ii) to be issued in certificate form, and (iii) not be registered nor subject to the rights and trading restrictions of Rule 144.

Also pursuant to the Purchase Agreement, if at any time after the Closing and continuing until eighteen (18) months thereafter (the “Buy-Back Period”), the AI Members shall have the right to buy-back up to 90% of the issued and outstanding membership interests of AI Commerce from its member(s) (the “Buy-Back Interest”) by providing AI Commerce and the Company with written notice during the Buy-Back Period of their election to acquire the Buy-Back Interest (the “Buy-Back Notice”). In consideration for the buy-back of the Buy-Back Interest, the AI Members, at their sole discretion, shall pay to the Company (or its designee) (i) $150,000 for each one percent (1%) of the Company’s membership interest that the AI Members elect to buy-back or (ii) one percent (1%) of the Acquisition Shares received by the AI Members for each one percent (1%) of AI Commerce’s membership interest that the AI Members elect to buy-back (the “Buy-Back Price”).

The Purchase Agreement contains customary representations, warranties and covenants. The Company and the AI Members have also each agreed to customary indemnification obligations with respect to breaches of their respective representations and warranties. The AI Members have also agreed to indemnify the Company for any liabilities related to pre-Closing taxes of AI Commerce. The parties’ respective indemnification obligations are subject, as applicable, to certain customary limitations.

The Company intends to issue the Company common stock described herein in reliance upon the exemptions from registration afforded by Section 4(a)(2) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Membership Interest Purchase Agreement between Global Tech Industries Group, Inc., AI Commerce Group, LLC and the members of AI Commerce Group LLC dated August 20, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Tech Industries Group, Inc.

Date: August 23, 2023	By:	/s/ David Reichman
Chairman & CEO